EXHIBIT 99.1

[LOGO Omitted]

PricewaterhouseCoopers LLP

One Utah Center

201 South Main Street, Suite 900

Salt Lake City, UT 84111

Telephone (801) 531 9666

Facsimile (801) 363 7371

To the Board of Directors

of Franklin Capital Corporation as Servicer,

The Chase Manhattan Bank as indenture trustee

under the Indenture dated December 1, 2004 and

Bankers Trust (Delaware) as owner trustee under

the Trust Agreement dated December 1, 2004 related to

the 2.49%, 3.07%, 3.48% and 3.93% Asset Backed Notes:

We have examined management’s assertion about Franklin Capital Corporation’s (“FCC”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) to the extent such procedure are applicable, in connection with the Sale and Servicing Agreement dated as of December 1, 2004, as of September 30, 2005 and for the period from December 31, 2004 to September 30, 2005 included in the accompanying management assertion (see Exhibit I). Management is responsible for FCC’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about FCC’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about FCC’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of FCC’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that FCC complied with the aforementioned minimum servicing standards as of September 30, 2005 and for the period from December 31, 2004 September 30, 2005 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

October 13, 2005